Exhibit 99.2

Anthera Pharmaceuticals Announces Pricing of $15.0 Million Public Offering of Common Stock and Warrants

HAYWARD, Calif., March 14, 2017 – Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH) (the “Company”) today announced the pricing of an underwritten public offering of 30,000,000 shares of its common stock at a price of $0.50 per share and two tranches of warrants to purchase an aggregate of 60,000,000 shares of its common stock. The gross proceeds to the Company from the offering, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, are expected to be $15.0 million. If exercised in full for cash, the warrants could result in additional gross proceeds of up to $31.5 million to the Company. In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock and/or warrants offered in the public offering. The offering is expected to close on or about March 17, 2017, subject to customary closing conditions.

The initial per share exercise price of the Tranche 1 warrants is $0.55 and the initial per share exercise price of the Tranche 2 warrants is $0.50, each subject to adjustment as specified in the warrants. The Tranche 1 and Tranche 2 warrants will become exercisable on any day on or after the date that the Company publicly announces through the filing of a Current Report on Form 8-K that it will have sufficient authorized shares of common stock (the “Exercisable Date”) and will expire five years following the Exercisable Date and six months following the Exercisable Date, respectively.

Rodman & Renshaw, a unit of H.C. Wainwright & Co. is acting as the sole book-running manager for the offering.

The Company intends to use the net proceeds from the public offering for clinical research and development purposes for SOLLPURA, including the RESULT, SIMPLICITY and EASY trials as well as enabling manufacturing and general corporate purposes.

The securities described above are being offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-210166) previously filed with, and declared effective by the Securities and Exchange Commission (the “SEC”) on April 18, 2016. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, New York, 10022, by calling 646-975-6996 or by e-mailing placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Anthera Pharmaceuticals, Inc.

Anthera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency and IgA nephropathy.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about Anthera’s expectations with respect to its public offering, including statements about its intended use of proceeds from the offering. Such statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to those set forth in Anthera’s public filings with the SEC, including Anthera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

Contact Information:

Investor Relations of Anthera Pharmaceuticals, Inc.,

ir@anthera.com